                                                                     Exhibit 7.5

                      AMENDED AND RESTATED SWINGLINE NOTE


$5,000,000                                                      August __, 1996


         FOR VALUE RECEIVED, the undersigned, SIRROM INVESTMENTS, INC., a corporation organized under the laws of Tennessee (the "Borrower"), hereby promises to pay to the order of FIRST UNION NATIONAL BANK OF TENNESSEE (the "Bank"), at the times, at the place and in the manner provided in the Loan Agreement hereinafter referred to, the principal sum of up to FIVE MILLION DOLLARS ($5,000,000), or, if less, the aggregate unpaid principal amount of all Swingline Loans disbursed by the Bank under the Loan Agreement referred to below, together with interest at the rates as in effect from time to time with respect to each portion of the principal amount hereof, determined and payable as provided in the Loan Agreement.

         This Swingline Note is a Note referred to in, and is entitled to the benefits of, the Fourth Amended and Restated Loan Agreement dated as of August __ , 1996 (as amended or supplemented from time to time, the "Loan Agreement"), by and among the Borrower, Sirrom Capital Corporation, the guarantor (the "Parent"), the Lenders who are or may become party thereto (the "Lenders"), and the Bank, as Agent for the Lenders. The Loan Agreement contains, among other things, provisions for the time, place and manner of payment of this Swingline Note, the determination of the interest rate borne by and fees payable in respect of this Swingline Note, acceleration of the payment of this Swingline Note upon the happening of certain stated events and the mandatory repayment of this Swingline Note under certain circumstances.

         The Borrower agrees to pay on demand all costs of collection, including reasonable attorneys' fees, if any part of this Swingline Note, principal or interest, is collected after maturity with the aid of an attorney.

         Presentment for payment, notice of dishonor, protest and notice of protest are hereby waived.

         THIS SWINGLINE NOTE IS MADE AND DELIVERED IN THE STATE OF NORTH CAROLINA AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NORTH CAROLINA.

         Pursuant to the Assignment and Assumption Agreement dated as of the date hereof between the Parent and the Borrower, the Parent has transferred all of its rights and obligations under the Third Amended and Restated Loan Agreement dated as of December 27, 1995, as amended, by and among the Parent, the Lenders party thereto, and the Agent, and the documents executed in connection therewith, to the Borrower, and the Borrower has assumed all of such rights and obligations.

         This Note amends and restates the obligations (as assumed by the Borrower pursuant to the assumption noted above) under the Swingline Note dated December 27, 1995 executed by the Parent in favor of the Bank and the Parent has been released from all of such obligations.

         IN WITNESS WHEREOF, the Borrower has caused this Swingline Note to be executed under seal by a duly authorized officer as of the day and year first above written.


                                        SIRROM INVESTMENTS, INC.

[CORPORATE SEAL]
                                        By:
                                           ---------------------------------
                                           Name:
                                                  --------------------------
                                           Title:
                                                  --------------------------





                                       3